RF INDUSTRIES, LTD.	For Immediate Release
RF Connector & Cable Assembly / RF Wireless

Investor Contact: Neil Berkman Associates (310) 826 - 5051 info@berkmanassociates.com	Company Contact: Howard Hill, President (858) 549-6340 rfi@rfindustries.com

RF Industries Second Quarter Sales Jump 33%
to Record $4,508,000; Net Income Triples to a Record $542,000

Six Month Sales Increase 28%; Declares $0.03 per share Dividend

SAN DIEGO, CA -- June 13, 2008 -- RF INDUSTRIES, LTD., (NASDAQ:RFIL) today announced record sales and net income for its fiscal second quarter ended April 30, 2008.

Second Quarter Results
Sales jumped 33% to a quarterly record $4,508,000, compared to sales of $3,383,000 for the second quarter last year. Net income tripled to $542,000, or $0.15 per diluted share, compared to $178,000, or $0.05 per diluted share, for the same period last year. RFI's gross margin increased to 52% of sales, compared to 45% of sales for the same period last year. Continuing tight cost controls contributed to a decline in selling and general expenses, as a percent of sales, to 30% of sales, compared to 34% of sales for the same quarter last year.
"Second quarter RF Connector and Cable Assembly segment sales increased 17% compared to the same quarter last year, led by a doubling of sales at Bioconnect and a 38% sales gain at Aviel. Bioconnect continues to win additional contracts from a major customer for its medical cabling products, has near record backlog and should easily achieve record sales in fiscal 2008. Aviel, which completed a large order for a major national defense contractor during the quarter, is also on track to achieve record sales for fiscal 2008.
"RF Wireless segment sales increased fourfold on a tripling of sales at Neulink, which delivered a large contract for United States Marine Corp during the quarter and which should also achieve record sales this fiscal year. To support Neulink's future growth, engineering expenses doubled during the quarter for developing a new wireless broadband transceiver capable of supporting wireless VoIP, data and streaming video transmission over ranges exceeding 5 miles. The modem is designed to enable wireless Ethernet and Internet access without regard to FCC regulatory requirements. We believe this product will enable our RF Wireless segment businesses to continue their rapid growth in coming years.
"George Marks, Bioconnect's General Manager and responsible for much of RFI's improved manufacturing and operating efficiencies, has been promoted to Chief Operating Officer, effective immediately," said Howard Hill, RFI's president and CEO.
RFI's Board of Directors, which met prior to the Company's recent annual meeting, approved a quarterly dividend of $0.03 per common share, payable on July 15, 2008 to shareholders of record on June 30, 2008. The Board also approved the renewal of Howard Hill's contract, as president and CEO, for another three years.

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7610 Miramar Road, San Diego, CA 92126-4202 s (858) 549-6340 s (800) 233-1728 s FAX (858) 549-6345
E-mail: rfi@rfindustries.coms Internet: www.rfindustries.com

RF Industries Second Quarter Sales Jump 33% to Record $4,508,000
June 13, 2008
Page Two

First Half Review
For the six months ended April 30, 2008, net sales increased 28% to $8,334,000 compared to $6,535,000 for the first half of fiscal 2007. Net income more than tripled to $714,000, or $0.19 per diluted share, compared to $211,000, or $0.06 per diluted share, for the same six month period last year. Non-cash, after-tax option related expenses for the six month period ended April 30, 2008 were approximately $225,000, or $0.06 per share, compared to $233,000, or $0.06 per share for the six month period ended April 30, 2007. Gross margin for the six month period improved to 51% of sales compared to 43% of sales for the same period last year.
Non-GAAP net income, excluding non-cash stock based compensation expense, was $939,000 or $0.25 per diluted share, compared to $444,000 or $0.12 per diluted share for the same sixth month period last year.
"First half RF Connector and Cable Assembly segment sales increased 18% compared to the same six months last year, led by a 39% gain at Bioconnect and a 36% increase at Aviel. For the six month period, RF Wireless segment sales quadrupled, led by a tripling Neulink sales compared to the same period last year," said Hill.
At April 30, 2008, RFI reported cash and cash equivalents and investments in available-for-sale securities of $8,657,000, working capital of $15,197,000, an 10 to 1 current ratio, no long-term debt and stockholders' equity of $15,586,000 or a book value of $4.73 per share.

About RF Industries
The RF Connectors and Cable Assembly segment designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. This businesses includes Aviel Electronics, which provides custom microwave and RF Connector solutions to aerospace, OEM and Government agencies, Worswick, which provides coaxial connectors and cable assemblies primarily to retail and local multi-media and communications systems customers and Bioconnect, which designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market. The RF Wireless segment includes Neulink, which designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems and RadioMobile, an OEM provider of End-to-End mobile wireless network solutions for public safety, emergency medical, Transportation and industrial customers.

Use of Non-GAAP Financial Measures
RF Industries reports all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement the RF Industries unaudited net income and earnings per share information that is presented in accordance with GAAP, RF Industries has presented non-GAAP net income and earnings per share information by excluding the GAAP non-cash option related expenses. The presentation of this non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the net income or earnings per share information presented in the financial statements. RF Industries believes that this non-GAAP financial information, when taken together with the corresponding GAAP financial information, provides meaningful supplemental information regarding the performance of RF Industries by excluding certain items that may not be indicative of the company's business, operating results or future outlook.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.
The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to future events, the occurrence of which involve risks and uncertainties, including, without limitation, a decrease in the demand for the Company's products as a result of changes in the telecommunications or wireless products markets, increased competition, the effects of recently completed or future acquisitions of other businesses, and other uncertainties detailed in the Company's Securities and Exchange Commission filings. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or new information after the date of this release.

(tables attached)

RF INDUSTRIES, LTD.
CONDENSED STATEMENTS OF INCOME
(in thousands, except per share and share amounts)(unaudited)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2008	2007	2008	2007

Net sales	$4,508	$3,383	$8,334	$6,535
Cost of sales	2,147	1,862	4,102	3,752

Gross profit	2,361	1,521	4,232	2,783

Operating expenses:
Engineering	224	116	497	233
Selling and general	1,330	1,158	2,662	2,281

Total operating expenses	1,554	1,274	3,159	2,514

Operating income	807	247	1,073	269

Interest income	68	89	138	197

Income before provision for income taxes	875	336	1,211	466

Provision for income taxes	333	158	497	255

Net income	$542	$178	$714	$211

Earnings per share
Basic	$0.16	$0.05	$0.22	$0.06
Diluted	$0.15	$0.05	$0.19	$0.06

Weighted average shares outstanding
Basic	3,292,801	3,293,199	3,292,144	3,274,776
Diluted	3,696,618	3,531,394	3,709,668	3,674,060

Dividends Paid	$196,460	$66,365	$196,460	$66,365

RF INDUSTRIES, LTD.
NON-GAAP CONDENSED STATEMENTS OF INCOME
(in thousands, except per share and share amounts)(unaudited)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2008	2007	2008	2007

Net sales	$4,508	$3,383	$8,334	$6,535
Cost of sales	2,125	1,836	4,058	3,700
Gross profit	2,383	1,547	4,276	2,835
Operating expenses:
Engineering	224	116	497	233
Selling and general	1,224	1,054	2,438	2,075
Total operating expenses	1,448	1,170	2,935	2,308
Non-GAAP Operating income	935	377	1,341	527
Interest income	68	89	138	199
Non-GAAP Income before provision for income taxes	1,003	466	1,479	726
Provision for income taxes	354	171	540	282
Non-GAAP Net income	$649	$295	$939	$444
Non-GAAP Earnings per share
Basic	$0.20	$0.09	$0.29	$0.14
Diluted	$0.18	$0.08	$0.25	$0.12
Weighted average shares outstanding
Basic	3,292,801	3,293,199	3,292,144	3,274,776
Diluted	3,696,618	3,531,394	3,709,668	3,674,060
Dividends Paid	$196,460	$66,365	$196,460	$66,365

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis:

GAAP Net income	$542	$178	$714	$211
Stock-based compensation	128	130	268	260
Income tax effect	(21)	(13)	(43)	(27)
Total non-GAAP adjustments to net income	107	117	225	233
Non-GAAP Net Income	$649	$295	$939	$444

Use of Non-GAAP Financial Information
In addition to the reasons stated above, which are generally applicable to each of the items RF Industries excludes from its non-GAAP financial measures, RF Industries believes it is appropriate to exclude certain items for the following reasons:
Stock-Based Compensation. When evaluating the performance of its consolidated results, RF Industries does not consider stock-based compensation charges. Likewise, the RF Industries management team excludes stock-based compensation expense from its operating plans. In contrast, the RF Industries management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, RF Industries places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.
RF Industries believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business. In addition, given its adoption of SFAS 123R, "Share-Based Payment," beginning in its fiscal year 2007, RF Industries believes that a non-GAAP financial measure that excludes stock-based compensation.

RF INDUSTRIES, LTD.
CONDENSED BALANCE SHEETS
(Unaudited)

	April 30,	October 31,
	2008	2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,893	$3,401
Investments in available-for-sale securities	4,764	4,532
Trade accounts receivable, net	1,954	1,900
Inventories	5,645	4,955
Other current assets	278	241
Deferred tax assets	281	322

TOTAL CURRENT ASSETS	16,816	15,352

Property and equipment, net	157	256
Goodwill	308	309
Amortizable intangible asset, net	81	115
Note receivable from stockholder	67	67
Other assets	29	30

TOTAL ASSETS	$17,458	$16,128

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$397	$205
Accrued expenses	987	697
Income taxes payable	235	168

TOTAL CURRENT LIABILITIES	1,619	1,070

Deferred tax liabilities	--	70
Other long-term liabilities	253	47

TOTAL LIABILITIES	1,872	1,187

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock - authorized 10,000,000 shares of 0.01 par value;
3,294,459 and 3,285,969 shares issued and outstanding	33	33
Additional paid-in capital	6,010	5,700
Retained earnings	9,543	9,208

TOTAL STOCKHOLDERS' EQUITY	15,586	14,941

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,458	$16,128